Media Contact:	Investor Relations Contact:
Brian Sinderson	Aimee Gordon
Ener1, Inc.	Ener1, Inc.
Phone: 212.920.3500 X117	Phone: 212.920.3500 X106
Email: brian.sinderson@ener1.com	Email: agordon@ener1.com

FOR IMMEDIATE RELEASE

ENER1 Completes $25-Million Capital Raise

NEW YORK (January 3, 2011) – ENER1, Inc. (NASDAQ: HEV), a leading manufacturer of lithium-ion energy storage systems for transportation, utility grid and industrial electronics applications, today announced the sale of $25 million of senior unsecured notes, together with shares of common stock and warrants, to certain investors, led by funds managed by Goldman Sachs Asset Management, L.P.

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Along with funds from an existing grant from the U.S. Department of Energy under the American Recovery and Reinvestment Act, Ener1 will use the proceeds from the sale primarily to continue building out production capacity in the U.S. and for working capital to support existing projects with customers in the grid energy storage and transportation sectors. In addition to its growing relationships with car makers THINK and Volvo, Ener1 has made substantial progress with U.S. and international customers in the heavy-duty transportation market, a key company focus for 2011 and beyond.

“Ener1 is strategically scaling its global manufacturing capabilities to meet the demand for our recently announced customer programs, including a $40-million utility supply agreement with the Russian Federal Grid Company,” said Chairman and CEO Charles Gassenheimer. “We continue to see strong interest for our Li-ion battery systems solutions for customers across all three of our product verticals.

“The progress that was made in 2010 lays an excellent foundation for further growth and expansion. Access to the capital markets through transactions like this is critical to our continued success. We greatly appreciate the continued support from these investors.”

The notes are payable in 10 equal quarterly installments, with a coupon of 8.25 percent.  The first installment is due on July 1, 2011.  Payments on the notes are structured in the same way as they were for the notes sold in September 2010.  Both these notes and the earlier ones provide Ener1 the option of paying principal and interest entirely in cash, in stock (subject to satisfying certain conditions), or a combination of cash and stock.  Ener1 has elected to make the first quarterly installment payment on the September notes in cash.

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About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy technology company that develops compact, lithium-ion-powered battery solutions for the transportation, utility grid storage and consumer markets.  Headquartered in New York City, the company has more than 700 employees with manufacturing locations in the United States and Korea.  Ener1 also develops commercial fuel cell products, nanotechnology-based materials and manufacturing processes.  In collaboration with strategic partner and electric vehicle manufacturer THINK, Ener1 also manufactures electric vehicle drive train products.

This press release does not constitute an offer to sell or a solicitation of an offer to buy common stock, notes or any other securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Safe Harbor Statement
Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.